                                                                  Exhibit 23.1

                          Independent Auditors' Consent

The Board of Directors and Stockholders
International Sports Wagering Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 (No. 333-41847) of International Sports Wagering Inc. of our report dated November 23, 1999, except as to note 10 which is as of January 12, 2000 relating to the balance sheets of International Sports Wagering Inc. (a development stage company) as of September 30, 1999 and 1998, and the related statements of operations, stockholders' equity and cash flows for the years ended September 30, 1999 and 1998, and for the period from May 22, 1995 (date of inception) to September 30, 1999, which report appears in the 1999 annual report on Form 10-KSB of International Sports Wagering Inc.


New York, New York                              /s/ KPMG LLP
January 12, 2000